Contact:	Claudia San Pedro Vice President of Investor Relations/Communications and Treasurer (405) 225-4846

SONIC ANNOUNCES NEW DIVIDEND PROGRAM

AUTHORIZES $105 MILLION SHARE REPURCHASE PROGRAM FOR FISCAL 2015

OKLAHOMA CITY (August 7, 2014) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors initiated a cash dividend program under which the Company will pay a regular quarterly cash dividend to shareholders of its common stock. The Board of Directors declared the first quarterly cash dividend of $0.09 per share of common stock to be paid to shareholders of record as of the close of business on November 12, 2014, with a payment date of November 21, 2014.

The Company also announced that its Board of Directors has increased the Company’s share repurchase program for fiscal 2015. Pursuant to the program, the Company is authorized to repurchase up to $105 million of its common stock for the fiscal year beginning September 1, 2014 and ending August 31, 2015. The Company expects to complete the remaining purchases under its $80 million fiscal 2014 program by August 31, 2014. Share repurchases may be made from time to time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

“We believe the initiation of a quarterly cash dividend and our continued commitment to a share repurchase program highlight the confidence we have in our brand and business model. As we look forward, we see that our multi-layered growth strategy should generate ample cash to optimize shareholder value in this manner,” said Clifford Hudson, Sonic Corp. CEO. “Over the past three years, we have returned in excess of $136 million to our shareholders through the repurchase of 6.7 million shares of our common stock, or approximately 18% of our outstanding shares. We believe that a quarterly dividend complements our existing repurchase program while providing an additional lever to deliver value to our shareholders.”

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the Company’s Board of Directors.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America’s “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.